Exhibit 99.1

News Release	For immediate release

Zix Corporation Announces Shareholders Approve Issuance of Common Stock to Raise $9.64 Million Special

Shareholder Meeting Completed Private Placement of $26.3 Million
DALLAS — November 21, 2005 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), a global provider of secure e-messaging and e-prescribing solutions and services, today announced that at a special meeting its shareholders voted to approve two proposals detailed in the company’s proxy statement dated Oct. 10, 2005.
Proposal 1: A proposal to elect one new director and re-elect two directors: Robert C. Hausmann was elected, and Charles A. (“Chip”) Kahn and Paul E. Schlosberg were re-elected.
Proposal 2: A proposal to approve the issuance of 4,201,544 shares of ZixCorp common stock and related warrants to purchase an additional 1,386,507 shares of ZixCorp common stock pursuant to the securities purchase agreement described in the company’s proxy statement dated Oct. 10, 2005.
More than 90 percent of the votes cast were in favor of the proposals.
“We are gratified that ZixCorp shareholders have expressed strong support for us to continue investing to fund operations under our current business model, including continuing to fund our investment in the e-prescribing market,” said Rick Spurr, chief executive officer of ZixCorp. “Email encryption and e-prescribing represent a compelling strategic combination — and with our innovative solutions and services and improved financial resources, we strive to maintain our leadership in both market sectors.”
On Aug. 9, 2005, the company elected to sell and issue to certain purchasers under a securities purchase agreement an aggregate of 10,503,382 shares. Under Nasdaq rules, the company could not, without the approval of shareholders, issue more than 6.3 million shares of common stock. Upon approval of Proposal 2, ZixCorp will receive escrowed funds totaling $9.64 million (net of transaction fees and expenses) for a total of $24.3 million in net funds from the $26.3 total private placement.
About Zix Corporation
Zix Corporation (ZixCorp®) provides easy-to-use-and-deploy e-communication services that protect, manage, and deliver sensitive information to enterprises and consumers in healthcare, finance, insurance, and government. ZixCorp’s eSecure services enable policy-driven email encryption, content filtering, and send-to-anyone capability while its eHealth services improve patient care, reduce costs, and improve efficiency through e-prescribing and e-lab solutions. For more information, visit www.zixcorp.com.
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ZixCorp Contact: Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com
www.zixcorp.com   2711 N. Haskell Ave.   Suite 2300, LB 36   Dallas, TX 75204   phone 214 370 2000   fax 214 370 2070